                          OFFER TO PURCHASE FOR CASH
                    UP TO 430,000 LIMITED PARTNERSHIP UNITS
                                      OF
                      BOSTON CELTICS LIMITED PARTNERSHIP
                                      AT
                              $17.00 NET PER UNIT
                                      BY
                          CASTLE CREEK PARTNERS, L.P.


THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, MARCH 1, 1999 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED.

  IF MORE THAN 430,000 UNITS ARE VALIDLY TENDERED AND NOT WITHDRAWN, CASTLE CREEK WILL ACCEPT FOR PURCHASE UP TO 430,000 UNITS OF THE TENDERED UNITS, ON A PRO RATA BASIS, SUBJECT TO THE TERMS OF THIS OFFER TO PURCHASE.

  THE BOARD OF DIRECTORS OF BCLP GP, INC., THE GENERAL PARTNER OF BCLP, IS UNABLE TO TAKE A POSITION WITH RESPECT TO THE OFFER BECAUSE OF CONFLICTS OF INTEREST. SEE "THE TENDER OFFER--7. CERTAIN INFORMATION REGARDING BCLP."

                               ----------------

                                   IMPORTANT

  Any Unitholder desiring to tender Units (as defined herein) should either
(1) complete and sign the Letter of Transmittal, or a facsimile copy thereof, in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") and either deliver the certificates for such Units to the Depositary along with the Letter of Transmittal or tender such Units pursuant to the procedure for book-entry transfer set forth in this Offer to Purchase under the caption "THE TENDER OFFER--2. Procedure for Accepting the Offer and Tendering Units" or (2) request such Unitholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the Unitholder. Unitholders with Units registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender such Units.

  A Unitholder who desires to tender Units and whose certificates for Units are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Units by following the procedure for guaranteed delivery set forth in this Offer to Purchase under the caption "THE TENDER OFFER--2. Procedure for Accepting the Offer and Tendering Units."

  Questions, requests for assistance and requests for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to Castle Creek at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Inquiries by banks and brokers may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Unitholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

THIS  TRANSACTION HAS NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION  NOR HAS THE  SECURITIES AND EXCHANGE  COMMISSION PASSED
  UPON THE FAIRNESS  OR MERITS OF  THIS TRANSACTION OR UPON  THE ACCURACY OR
   ADEQUACY  OF   THE   INFORMATION   CONTAINED  IN   THIS   DOCUMENT.  ANY
   REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               ----------------

            The date of this Offer to Purchase is January 13, 1999.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
INTRODUCTION..............................................................    3

THE TENDER OFFER..........................................................    4
 1. Terms of the Offer; Expiration Date...................................    4
 2. Proration; Procedure for Accepting the Offer and Tendering Units......    5
 3. Withdrawal Rights.....................................................    8
 4. Acceptance for Payment and Payment for Units..........................    9
 5. Certain Federal Income Tax Consequences...............................   10
 6. Price Range of the Units..............................................   10
 7. Certain Information Concerning BCLP...................................   11
 8. Certain Information Concerning Castle Creek...........................   12
 9. Source and Amount of Funds............................................   13
10. Certain Transactions Between Castle Creek and BCLP....................   13
11. Contacts with BCLP....................................................   13
12. Purpose of the Offer..................................................   14
13. Effects of the Offer on the Market for Units; New York Stock Exchange,
    Boston Stock Exchange and Exchange Act Registration...................   14
14. NBA Approval..........................................................   14
15. Fees and Expenses.....................................................   14
16. Miscellaneous.........................................................   14

SCHEDULE I................................................................   16

To the Holders of Limited Partnership Units of Boston Celtics Limited
Partnership:

                                 INTRODUCTION

  Castle Creek Partners, L.P. ("Castle Creek") hereby offers to purchase up to 430,000 Limited Partnership Units (the "Units") of Boston Celtics Limited Partnership, a Delaware limited partnership ("BCLP") upon the terms set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"), at the purchase price of $17.00 per Unit (the "Offer Price"), net to the tendering Unitholder in cash. The 430,000 Units sought to be purchased pursuant to this Offer represent approximately 16% of the Units outstanding as of the date of the Offer.

  THE BOARD OF DIRECTORS OF BCLP GP, INC., THE GENERAL PARTNER OF BCLP, HAS DETERMINED THAT IT IS UNABLE TO TAKE A POSITION WITH RESPECT TO THE OFFER DUE TO CONFLICTS OF INTEREST. BCLP'S SOLICITATION/RECOMMENDATION STATEMENT ON
SCHEDULE 14D-9 WILL BE FURNISHED TO UNITHOLDERS WHO REQUEST THE TENDER OFFER MATERIALS TOGETHER WITH THIS OFFER TO PURCHASE.

  If more than 430,000 Units are validly tendered and not withdrawn, Castle Creek will accept for purchase up to 430,000 Units of the tendered Units, on a pro rata basis, subject to the terms of this Offer to Purchase.

  The Offer will expire at 5:00 P.M., New York City time, on Monday, March 1, 1999, unless extended.

  Castle Creek will pay all charges and expenses of ChaseMellon Shareholder Services, L.L.C., as depositary (in this capacity, the "Depositary") and information agent (in this capacity, the "Information Agent") incurred in connection with the Offer. Castle Creek will also pay a commission of $0.25 per Unit tendered to each broker who validly tenders Units pursuant to the Offer. For a description of the fees and expenses to be paid by Castle Creek, see "THE TENDER OFFER--15. Fees and Expenses."

  BCLP has informed Castle Creek that as of January 12, 1999 there were 2,703,664 Units issued and outstanding and no Units reserved for issuance upon the exercise of outstanding options. As of the date hereof, Castle Creek and its affiliates beneficially own 122,100 Units.

  CASTLE CREEK AND BCLP ARE UNDER COMMON CONTROL. THE DIRECTORS AND EXECUTIVE OFFICERS OF CASTLE CREEK PARTNERS GP, INC., CASTLE CREEK'S GENERAL PARTNER, ARE ALSO DIRECTORS AND EXECUTIVE OFFICERS OF BCLP GP, INC., BCLP'S GENERAL PARTNER. CASTLE CREEK INDIRECTLY OWNS A MAJORITY OF THE LIMITED PARTNERSHIP INTERESTS OF CELTICS BASKETBALL, L.P., WHICH IN TURN OWNS AND OPERATES THE BOSTON CELTICS PROFESSIONAL BASKETBALL TEAM OF THE NATIONAL BASKETBALL ASSOCIATION. BCLP INDIRECTLY OWNS THE MINORITY OF THE LIMITED PARTNERSHIP INTERESTS OF CELTICS BASKETBALL, L.P. IF CASTLE CREEK PURCHASES 430,000 UNITS PURSUANT TO THE OFFER, CASTLE CREEK WILL BE ABLE TO PREVENT CERTAIN ACTIONS BY BCLP'S UNITHOLDERS THAT REQUIRE A VOTE OF HOLDERS OF AT LEAST 80% OF THE OUTSTANDING UNITS. THESE ACTIONS INCLUDE REMOVAL OF BCLP GP, INC. AS BCLP'S GENERAL PARTNER. FOR A DESCRIPTION OF THE RELATIONSHIP BETWEEN CASTLE CREEK AND BCLP, SEE "THE TENDER OFFER--7. CERTAIN INFORMATION REGARDING BCLP."

  The information contained in this Offer to Purchase concerning BCLP was derived from publicly available sources and supplied by BCLP at Castle Creek's expense. Castle Creek takes no responsibility for the completeness or accuracy of that information.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS

MADE WITH RESPECT TO THE OFFER. ALSO SEE "THE TENDER OFFER--16. MISCELLANEOUS" FOR INFORMATION REGARDING CERTAIN ADDITIONAL DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") IN CONNECTION WITH THE OFFER.

                               THE TENDER OFFER

1. Terms Of The Offer; Expiration Date

  Upon the terms of the Offer (including, if the Offer is extended or amended, the terms of any such extension or amendment), Castle Creek will accept for payment and pay for up to 430,000 Units validly tendered on or prior to the Expiration Date and not previously withdrawn in accordance with the provisions set forth in this Offer to Purchase under the caption "TENDER OFFER--3. Withdrawal Rights." The term "Expiration Date" means 5:00 P.M., New York City time, on Monday, March 1, 1999, unless and until Castle Creek from time to time has extended the period of time during which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by Castle Creek, expires.

  Castle Creek may (i) increase the Offer Price and make any other changes in the terms of the Offer, (ii) from time to time extend the Offer or (iii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission applicable to the Offer.

  As used in this Offer to Purchase, "business day" means any day, other than a day on which banks in the State of New York are authorized to close or the New York Stock Exchange is closed. Castle Creek confirms that its right to delay payment for Units that it has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires that a tenderer pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

  Subject to the applicable rules and regulations of the Commission, Castle Creek expressly reserves the right, at any time and from time to time, to (i) terminate or amend the Offer or (ii) extend the Offer and postpone acceptance for payment of any Units by giving oral or written notice of such termination, amendment, extension or waiver to the Depositary. During any such extension all Units previously tendered and not properly withdrawn will remain subject to any such extension and will remain subject to the Offer, subject to the right of a tendering Unitholder to withdraw such Unitholder's Units. Castle Creek's purchase of Units pursuant to the Offer is subject to NBA approval. See "TENDER OFFER--14. NBA Approval."

  If Castle Creek extends the Offer, or if Castle Creek (whether before or after its acceptance for payment of Units) is delayed in its payment for Units or is unable to pay for Units pursuant to the Offer for any reason, then, without prejudice to Castle Creek's rights under the Offer, the Depositary may retain tendered Units on behalf of Castle Creek, and such Units may not be withdrawn except to the extent tendering Unitholders are entitled to withdrawal rights as described in this Offer to Purchase under the caption "THE TENDER OFFER--3. Withdrawal Rights." As described above, however, the ability of Castle Creek to delay payment for Units that it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act.

  If Castle Creek makes a material change in the terms of the Offer or the information concerning the Offer, Castle Creek will disseminate additional tender offer materials (including by public announcement) and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. These rules generally provide that the minimum period during which a tender offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changes in the terms or information. In the Commission's view, an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to securityholders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or a change in percentage of securities sought, a minimum ten-business day period is generally required to allow for adequate dissemination to securityholders and for investor response.

  Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to Unitholders in connection with the Offer be promptly disseminated to Unitholders in a manner reasonably designed to inform Unitholders of such change) and without limiting the manner in which Castle Creek may choose to make any public announcement, Castle Creek will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  This Offer to Purchase and the Letter of Transmittal and other relevant materials will be mailed to any Unitholder who requests a copy of these materials.

2. Proration; Procedure For Accepting The Offer And Tendering Units

 Proration

  If more than 430,000 Units are validly tendered and not withdrawn prior to the Expiration Date, Castle Creek, upon and subject to the terms of the Offer, will accept for purchase up to 430,000 of the tendered Units on a pro rata basis with any appropriate adjustments to avoid tenders of fractional Units.

  In the event that proration is required, because of the difficulty of immediately determining the precise number of Units to be accepted from each Unitholder, Castle Creek will announce the final results of proration as soon as practicable. Subject to Castle Creek's obligation under Rule 14e-1(c) under the Exchange Act to pay Unitholders the Offer Price in respect of Units tendered or return those Units promptly after termination or withdrawal of the Offer, Castle Creek will not pay for any Units tendered until after the final proration factor has been determined.

 Valid Tender of Units

  For a Unitholder to validly tender Units pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined herein) in connection with a book-entry delivery of Units, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and either certificates ("Unit Certificates") for tendered Units must be received by the Depositary at one of such addresses or such tendered Units must be delivered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined herein) received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering Unitholder must comply with the guaranteed delivery procedures set forth below.

 Book-Entry Transfers

  The Depositary will establish an account with respect to the Units at The Depository Trust Company for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in The Depository Trust Company may make book-entry delivery of the Units by causing the book-entry transfer system to transfer such Units into the Depositary's account at The Depository Trust Company in accordance with The Depository Trust Company's procedure for such transfer. Although delivery of Units may be effected through book-entry transfer at The Depository Trust Company, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined herein) in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering Unitholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Units into the Depositary's account at The Depository Trust Company as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE DEPOSITORY TRUST COMPANY IN ACCORDANCE WITH ITS BOOK-ENTRY PROCEDURES DOES NOT CONSTITUTE VALID DELIVERY TO THE DEPOSITARY.

  The term "Agent's Message" means a message, transmitted by The Depository Trust Company to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the Units, that such participant has received the Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and that Castle Creek may enforce such agreement against such participant.

  THE METHOD OF DELIVERY OF UNITS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND SOLE RISK OF THE TENDERING UNITHOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED AT THE DEPOSITARY. IF DELIVERY IS BY MAIL, THEN INSURED OR REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

 Signature Guarantees

  No signature guarantee on the Letter of Transmittal is required if (i) the Letter of Transmittal is signed by the registered holder of the Units (which term, for purposes of this Section, includes any participant in The Depository Trust Company system whose name appears on a security position listing as the owner of the Units) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on such Letter of Transmittal, or (ii) such Units are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the Unit Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Unit Certificates not validly tendered, not accepted for payment or not purchased are to be issued or returned to, a person other than the registered holder of the Unit Certificates, the tendered Unit Certificates must be endorsed in blank or accompanied by appropriate stock powers, signed exactly as the name of the registered holder appears on the Unit Certificates with the signature on such Unit Certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

 Guaranteed Delivery

  If a Unitholder desires to tender Units pursuant to the Offer and such Unitholder's Unit Certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Units may nevertheless be tendered provided that all of the following guaranteed delivery procedures are duly complied with:

    (a) such tender is made by or through an Eligible Institution;

    (b) the Depositary receives (by hand, mail, telegram or facsimile transmission) on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Castle Creek; and

    (c) the Unit Certificates representing all tendered Units, in proper form for transfer (or Book-Entry Confirmation with respect to such Units), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of such Notice of Guaranteed Delivery. A "NYSE trading day" is any day on which securities are traded on the New York Stock Exchange.

  The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by telegram, facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Notwithstanding any other provision of this Offer to Purchase, payment for Units accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Unit Certificates for (or a timely Book-Entry Confirmation with respect to) such Units, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or, in the case of book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering Unitholders may be paid at different times depending upon when Unit Certificates, Book-Entry Confirmations and such other documents are actually received by the Depositary. Under no circumstances will Castle Creek pay interest on the purchase price of the Units to any tendering Unitholders, regardless of any extension of the Offer or any delay in making such payment.

 Determination of Validity

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units will be determined by Castle Creek in its sole discretion, which determination will be final and binding. Castle Creek reserves the absolute right to reject any or all tenders of any Units that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of Castle Creek's counsel, be unlawful or otherwise unauthorized. Castle Creek also reserves the absolute right to waive any defect or irregularity in the tender of any Units with respect to any particular Unitholder, whether or not similar defects or irregularities are waived in the case of other Unitholders. None of Castle Creek, the Depositary or any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice. Castle Creek's interpretation of the terms of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

 Other Requirements; Voting; Distributions

  By executing the Letter of Transmittal as set forth in this Offer to Purchase, a tendering Unitholder irrevocably appoints designees of Castle Creek as such Unitholder's proxy, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such Unitholder's rights with respect to the Units tendered by such Unitholder and accepted for payment by Castle Creek (and with respect to any and all other Units or other securities or rights issued or issuable in respect of such Units on or after January 14, 1999), effective when, if and to the extent that Castle Creek accepts such Units for payment pursuant to the Offer. All such proxies will be considered coupled with an interest in the tendered Units. Upon such acceptance for payment, all prior proxies given by such Unitholder with respect to such Units accepted for payment or other securities or rights will, without further action, be revoked, and no subsequent proxies may be given. Castle Creek will, with respect to such Units for which the appointment is effective, be empowered to exercise all voting and other rights of such Unitholder as Castle Creek in its sole discretion may deem proper in respect of any meeting of BCLP's Unitholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Castle Creek reserves the right to require that, in order for Units to be deemed validly tendered, immediately upon Castle Creek's payment for such Units, Castle Creek must be able to exercise full voting rights with respect to such Units.

  If BCLP should declare or pay any cash distribution or other distribution on, or issue any rights with respect to, the Units on or after the Expiration Date, payable or distributable to Unitholders of record on a date prior to the transfer to the name of Castle Creek or its nominees or transferees on BCLP's transfer records of the Units purchased pursuant to the Offer, then (i) the purchase price per Unit payable by Castle Creek pursuant to the Offer may, in Castle Creek's sole discretion, be reduced by the amount of any such cash distribution, and (ii) any non-cash distribution or right to be received by the tendering Unitholders will (a) be received and held by the tendering Unitholders for the account of Castle Creek and will be required to be promptly remitted and transferred by each tendering Unitholder to the Depositary for the account of Castle Creek, accompanied by appropriate documentation of transfer, or (b) at the direction of Castle Creek, be exercised for the benefit of Castle Creek, in which case the proceeds of such exercise will promptly be remitted to Castle Creek. Pending such remittance, Castle Creek will be entitled to all rights and privileges as owner of any such non-cash distribution or right or such proceeds and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Castle Creek in its sole discretion.

  Castle Creek's acceptance for payment of Units tendered pursuant to any of the procedures described in this Offer to Purchase will constitute a binding agreement between the tendering Unitholder and Castle Creek upon the terms of the Offer.

 Backup Federal Income Tax Withholding

  To prevent backup federal income tax withholding on payments of cash pursuant to the Offer, a Unitholder tendering Units in the Offer must provide the Depositary with such Unitholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such Unitholder is not subject to backup withholding. If a Unitholder does not provide its correct TIN or fails to provide the certification described herein, under federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payment made to such Unitholder pursuant to the Offer. All Unitholders tendering Units pursuant to the Offer should complete and sign the Substitute Form W-9 included as a part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding. Noncorporate foreign Unitholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3. Withdrawal Rights

  Tenders of Units made pursuant to the Offer will be irrevocable, except that Units tendered may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment and paid for as provided in this Offer to Purchase, may also be withdrawn at any time after March 15, 1999.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn, the number of Units to be withdrawn and the name of the registered holder of the Units to be withdrawn as set forth on such Unit Certificates if different from the name of the person who tendered such Units. If Unit Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Unit Certificates, the serial numbers shown on such Unit Certificates must be furnished to the Depositary and, unless such Units have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Units have been delivered pursuant to the procedures for book-entry transfer set forth in Section 2 of this Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with such withdrawn Units and otherwise comply with such Book-Entry Transfer Facility's procedures for withdrawal, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Castle Creek in its sole discretion, and its determination will be final and binding. None of Castle Creek, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur any liability for failure to give any such notice.

  Withdrawals of tenders of Units may not be rescinded, and any Units properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Units may be retendered, however, by following one of the procedures described in Section 2 of this Offer to Purchase at any time on or prior to the Expiration Date.

4. Acceptance For Payment and Payment For Units

  Upon, and subject to, the terms of the Offer (including, if the Offer is extended or amended, the terms of any extension or amendment), Castle Creek will accept for payment, and will pay for, up to 430,000 Units validly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with Section 3 of this Offer to Purchase promptly after the Expiration Date. Subject to applicable rules of the Commission, Castle Creek expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Units in order to comply in whole or in part with any applicable law or other requirement.

  In all cases, payment for Units tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Unit Certificates (or timely Book-Entry Confirmation of the book-entry transfer of such Units into the Depositary's account at The Depository Trust Company pursuant to the procedures set forth under Section 2 of this Offer to Purchase), (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

  For purposes of the Offer, Castle Creek will be deemed to have accepted for payment, and thereby purchased, Units validly tendered to Castle Creek and not properly withdrawn as, if and when Castle Creek gives oral or written notice to the Depositary of Castle Creek's acceptance for payment of such Units pursuant to the Offer. In all cases, upon the terms of the Offer, payment for Units so accepted for payment will be made by the deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Unitholders for the purpose of receiving payment from Castle Creek and transmitting payment to validly tendering Unitholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY CASTLE CREEK ON THE PURCHASE PRICE OF THE UNITS TENDERED PURSUANT TO THE OFFER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering Unitholders, Castle Creek's obligation to make such payments will be satisfied and tendering Unitholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Units pursuant to the Offer. Castle Creek will pay any transfer taxes with respect to the transfer and sale to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary.

  If Castle Creek is delayed in its acceptance for payment of, or payment for, tendered Units or is unable to accept for payment or pay for such Units pursuant to the Offer for any reason, then, without prejudice to Castle Creek's rights under the Offer (but subject to Castle Creek's obligations under Rule 14e-1(c) under the Exchange Act to pay for or return the tendered Units promptly after the termination or withdrawal of the Offer), the Depositary may, nevertheless, retain tendered Units on behalf of Castle Creek, and such Units may not be withdrawn except to the extent tendering Unitholders are entitled to exercise, and duly exercise, withdrawal rights as described under Section 3 of this Offer to Purchase.

  If any tendered Units are not purchased pursuant to the Offer because of an invalid tender or for any reason (including because more than 430,000 Units are validly tendered), Unit Certificates for any such Units will be returned, without expense, to the tendering Unitholder (or, in the case of Units delivered by book-entry transfer of such Units into the Depositary's account at The Depository Trust Company pursuant to the procedures set forth under
Section 2 of this Offer to Purchase, such Units will be credited to an account maintained at The Depository Trust Company) as promptly as practicable following the expiration or termination of the Offer.

5. Certain Federal Income Tax Consequences

  The summary of Federal income tax consequences set forth below is for general information only and is based on Castle Creek's understanding of the law as currently in effect. The tax consequences to each Unitholder will depend in part upon such Unitholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States and Unitholders who acquired their Units through the exercise of an employee option or otherwise as compensation. ALL UNITHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND OF CHANGES IN SUCH TAX LAWS.

  The receipt of cash for Units pursuant to the Offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Generally, for federal tax purposes, a Unitholder who receives cash for Units pursuant to the Offer will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Units sold and such Unitholder's adjusted tax basis in such Units. If the Units constitute capital assets in the hands of the Unitholder, such gain or loss will be capital gain or loss, and will be long term capital gain or loss if the Unitholder has held the Units for more than one year at the time of sale. Gain or loss will be calculated separately for each block of Units (i.e., a group of Units with the same tax basis and holding period) tendered pursuant to the Offer.

  A Unitholder (other than certain exempt Unitholders including, among others, all corporations and certain foreign individuals and entities) that tenders Units may be subject to 31% backup withholding unless the Unitholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A Unitholder who does not furnish its TIN may be subject to a penalty imposed by the Internal Revenue Service (the "IRS"). See THE TENDER OFFER -- 2. Proration; Procedure for Accepting the Offer and Tendering Units.

  If backup withholding applies to a Unitholder, the Depositary is required to withhold 31% from payments to such Unitholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the Unitholder upon filing an appropriate income tax return.

6. Price Range Of The Units

  The Units are listed on the New York Stock Exchange and the Boston Stock Exchange and are traded under the symbol "BOS". Prior to the Reorganization (as defined below in this Offer to Purchase), units (the "BCLP II Units") of Boston Celtics Limited Partnership II (formerly known as "Boston Celtics Limited Partnership") ("BCLP II") were listed on the New York Stock Exchange and the Boston Stock Exchange and were traded under the symbol "BOS". The following table sets forth, for the periods indicated, the high and low sales prices per BCLP II Unit on the New York Stock Exchange for the years ended June 30, 1998 and 1997, respectively.

                                                                Year Ended June
                                                                   30, 1997
                                                               -----------------
                                                                  Sales Price
                                                               -----------------
         Period                                                  High     Low
         ------                                                -------- --------
        First Quarter......................................... $22.5000 $20.2500
        Second Quarter........................................  22.7500  20.6250
        Third Quarter.........................................  24.3750  22.3750
        Fourth Quarter........................................  28.1250  23.2500

  Prices for periods before July 1, 1998 represent securities of BCLP II, not BCLP. As a result of the Reorganization (as defined below in this Offer to Purchase) and the issuance of debt by BCLP II therein, these prices should not be compared to the prices of BCLP Units for periods beginning on or after July 1, 1998.

                                                                Year Ended June
                                                                   30, 1998
                                                               -----------------
                                                                  Sales Price
                                                               -----------------
         Period                                                  High     Low
         ------                                                -------- --------
        First Quarter......................................... $25.5000 $23.6250
        Second Quarter........................................  25.4375  20.1875
        Third Quarter.........................................  20.8125  18.8125
        Fourth Quarter........................................  21.4375  16.3750

  On June 30, 1998, the Reorganization (as defined below in this Offer to Purchase) was consummated. In connection with the Reorganization, BCLP II, among other things, (i) issued $54,073,280 principal amount of its 6% Subordinated Debentures due 2038 (one $20 principal amount Subordinated Debenture for each BCLP II Unit) and (ii) became a wholly owned subsidiary of BCLP. Therefore, since the Reorganization there has been no established public trading market for BCLP II Units. The Subordinated Debentures trade on the New York Stock Exchange. Each $20 principal amount of Subordinated Debentures had a value of $12.20 at the date of distribution.

  The following table sets forth the high and sales prices per Unit, for the periods indicated, for the year ending June 30, 1999.

                                                               Year Ended June
                                                                   30, 1999
                                                               ----------------
                                                                 Sales Price
                                                               ----------------
         Period                                                  High     Low
         ------                                                -------- -------
        First Quarter......................................... $11.1875 $7.0000
        Second Quarter........................................  12.0000  7.2500
        Third Quarter (through January 12, 1999) .............  15.2500 10.2500

  On January 12, 1999, the last full day of trading prior to the public announcement and commencement of the Offer, according to published sources, the last reported sale price of the Units on the New York Stock Exchange was $14.00 per Unit. UNITHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE UNITS.

7. Certain Information Concerning BCLP

 General

  BCLP is a Delaware limited partnership with its principal offices located at 151 Merrimac Street, Boston, Massachusetts 02114.

  BCLP was organized in connection with the reorganization of BCLP II (the "Reorganization"). BCLP II was organized as a Delaware limited partnership on December 4, 1986 to acquire, own and operate the Boston Celtics professional basketball team of the National Basketball Association (the "Team"). Shortly thereafter, BCLP II completed an initial public offering of BCLP II Units.

  The Reorganization was completed on June 30, 1998 in response to changes in the federal income tax law applicable to BCLP II, which at the time was a publicly held partnership. Prior to the Reorganization, BCLP II held investments and, through Celtics Limited Partnership ("CLP"), its 99% subsidiary limited partnership, owned and operated the Team. In the Reorganization, BCLP II Unitholders were given an option of receiving a distribution of one limited partnership interest in Castle Creek for each 100 BCLP II units, or, alternatively, receiving a distribution of subordinated debentures, cash and Units of BCLP. Holders of 51.68719% of BCLP II units elected to receive Castle Creek interests and holders of 48.31281% of BCLP II units elected to receive subordinated debentures, cash and Units of BCLP (the "Proportionate Election"). Effective with the completion of the Reorganization on June 30, 1998, the pre-Reorganization net assets of BCLP II, subject to certain adjustments, are owned by Castle Creek and by BCLP, either directly or through their subsidiaries, in exact proportion to the Proportionate Election.

  BCLP currently owns a 99% limited partnership interest in BCLP II. BCLP II in turn owns a 99% limited partnership interest in CLP, which owns 99.999% of the partnership interests of Celtics Pride, G.P. ("Celtics Pride"), which in turn owns a 48.31233% limited partnership interest in Celtics Basketball Holdings, L.P. ("Celtics Basketball Holdings"). Celtics Basketball Holdings owns a 99.999% limited partnership interest in Celtics Basketball, L.P. ("Celtics Basketball"), which in turn owns and operates the Team. The 1% general partnership interest of BCLP is held by BCLP GP, Inc., a Delaware corporation that is wholly owned and controlled by Paul E. Gaston. All of the general partner interests in CLP, Celtics Basketball Holdings and Celtics Basketball are held by Boston Celtics Corporation, a Delaware corporation that is wholly owned and controlled by Paul E. Gaston and his affiliates. Castle Creek owns the 51.68667% limited partnership interest in Celtics Basketball Holdings, L.P. that is not owned by Celtics Pride, G.P.

 Available Information

  The Units are registered under the Exchange Act. Accordingly, BCLP is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning BCLP GP's directors and officers (including their remuneration, stock options granted to them and Units held by them), the principal holders of BCLP's securities and any material interest of such persons in transactions with BCLP is required to be disclosed in annual reports distributed to BCLP's Unitholders and filed with the Commission. These reports and other information are available for inspection and copying at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street. N.W., Washington, D.C. 20549. The Commission also maintains an Internet site on the World Wide Web at http://www.sec.gov, which contains reports and other information. In addition, such material should also be available for inspection at The New York Stock Exchange, 20 Broad Street, New York, NY 10005.

 Certain Recent Developments

  On January 7, 1999, the NBA Board of Governors unanimously ratified the principal terms of a new six-year collective bargaining agreement between the NBA and the National Basketball Players Association ("NBPA") (the "New Collective Bargaining Agreement"). The NBPA had ratified the principal terms of the New Collective Bargaining Agreement on January 6, 1999. Execution of the New Collective Bargaining Agreement will end the lockout of NBPA members by the NBA, which had commenced on July 1, 1998.

  NBA teams, including the Boston Celtics, have refunded amounts paid by season ticket holders (plus interest at a 6% annual rate) for all home games that were canceled as a result of the lockout. The Boston Celtics have refunded amounts paid by season ticket holders for a total of 16 home games (including two exhibition games) that were canceled due to the lockout through December 31, 1998. To the extent that there are less than 27 regular season home games played in the 1998-99 season, the Boston Celtics will be responsible for refunding additional amounts paid by season ticket holders.

8. Certain Information Concerning Castle Creek

  Castle Creek is a privately held Delaware limited partnership that was formed on April 13, 1998 in connection with the Reorganization. Effective June 30, 1998, Castle Creek holds investments, including a 51.68667% limited partnership interest in Celtics Basketball Holdings, which through Celtics Basketball owns and operates the Team. The remaining 48.31233% limited partnership interest in Celtics Basketball Holdings is owned by Celtics Pride, an indirect subsidiary general partnership of BCLP.

  The 1% general partner of Castle Creek is Castle Creek Partners GP, Inc., a wholly owned subsidiary of Celtics, Inc. Celtics, Inc. is a Delaware corporation whose sole stockholder is Walcott Partners, L.P. ("Walcott"), an affiliate of Paul Gaston, Don Gaston (father of Paul Gaston) and Paula Gaston (mother of Paul Gaston), each of whom are directors of Castle Creek Partners GP, Inc. and BCLP GP, Inc. On January 12, 1999, Castle Creek GP, Inc.'s board of directors considered and approved the making of the Offer. The making of the Offer is Castle Creek's responsibility.

  The name, business address, citizenship, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Castle Creek Partners GP, Inc. are set forth in Schedule I to this Offer to Purchase.

  Castle Creek currently owns 121,800 Units. On December 30, 1998, Castle Creek purchased 100 Units on the New York Stock Exchange at a price of $11.0625 per Unit. On January 6, 1999, Castle Creek purchased 58,800 Units on the New York Stock Exchange at various prices ranging from $13.625 to $14.625. On January 7, 1999, Castle Creek purchased 47,700 Units on the New York Stock Exchange at various prices ranging from $13.875 to $14.75. On January 8, 1999, Castle Creek purchased 15,200 Units on the New York Stock Exchange at various prices ranging from $14.75 to $15.00. Castle Creek is not subject to the informational filing requirements of the Exchange Act.

  Paul E. Gaston may be deemed to beneficially own 121,900 Units (approximately 4.5% of the outstanding Units), of which 121,800 are owned directly by Castle Creek and 100 are owned directly by Walcott. Don F. Gaston and Paula B. Gaston may be deemed to beneficially own 200 Units (less than 1% of the outstanding Units), 100 of which are owned directly by Don F. Gaston and Paula B. Gaston and 100 of which are owned directly by Brookwood Investments Limited Partnership, a partnership owned by Don F. and Paula B. Gaston of which Don F. Gaston is the general partner.

  Except as described in this Offer to Purchase (i) none of Castle Creek nor, to the best of Castle Creek's knowledge, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of Castle Creek or any of the persons so listed, beneficially owns or has any right to acquire directly or indirectly any Units or has any contract, arrangement, understanding or relationship with any other person with respect to any Units, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any Units, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, and (ii) none of Castle Creek nor to the best knowledge of Castle Creek, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in the Units during the past 60 days.

9. Source and Amount of Funds

  The total amount of funds required by Castle Creek to purchase the Units will be approximately $7,310,000, plus any commissions payable to brokers pursuant to the terms of the Offer. Castle Creek plans to use available cash and proceeds from short term investments on hand for all funds needed for the Offer. The Offer is not conditioned on obtaining financing.

10. Certain Transactions Between Castle Creek and BCLP

  Castle Creek was formed in connection with the Reorganization, which is described in Section 7 of this Offer to Purchase. Castle Creek and BCLP are under common control. The directors and executive officers of Castle Creek Partners GP, Inc., Castle Creek's general partner, are also directors and executive officers of BCLP GP, Inc., BCLP's general partner.

11. Contacts With BCLP; Background of the Offer

  On December 30, 1998, Castle Creek sent a letter to BCLP informing BCLP that it was considering the Offer. Subsequently, BCLP provided certain information to Castle Creek (at Castle Creek's expense) for inclusion in this Offer to Purchase. On January 12, 1999, Castle Creek sent a letter to BCLP informing BCLP that it was commencing the Offer on January 13, 1999.

12. Purpose of the Offer

  The purpose of the Offer is for Castle Creek to increase its equity interest in BCLP for investment purposes. The purpose of the Offer is not for Castle Creek to acquire or influence control of the business of BCLP, since an affiliate of Castle Creek is already the general partner of BCLP. If Castle Creek purchases 430,000 Units pursuant to the Offer, Castle Creek will be able to prevent certain actions by BCLP's Unitholders that, pursuant to BCLP's Agreement of Limited Partnership, require a vote of holders of at least 80% of the outstanding Units. These actions include the removal of BCLP GP, Inc. as BCLP's general partner.

13. Effects Of The Offer On The Market For Units; New York Stock Exchange, Boston Stock Exchange and Exchange Act Registration

  The purchase of Units by Castle Creek pursuant to the Offer will reduce the number of Units that might otherwise trade publicly and the number of holders of Units and could thereby adversely affect the liquidity and market value of the remaining publicly held Units. Castle Creek believes that the Offer will have no effect on the Units' eligibility for listing on the New York Stock Exchange and the Boston Stock Exchange. The Units are currently registered under the Exchange Act, and Castle Creek does not believe that the Offer will allow BCLP to terminate its Exchange Act registration.

14. NBA Approval

  The NBA is a joint venture, consisting of member teams, each of which operates a professional basketball team in a major city of the United States or Canada. Celtics Basketball, L.P., an indirect subsidiary limited partnership of Castle Creek and BCLP, is a member of the NBA.

  NBA members operate under the rules and regulations established by the NBA Constitution and By-laws. The NBA Constitution imposes restrictions upon the transfer of interests in NBA members. The acquisition of a 10% or greater interest in a member team must be approved in advance by the NBA Board of Governors. The acquisition of an interest of less than 10% but more than 5% must be approved in advance by a committee appointed by the NBA commissioner. Castle Creek's purchase of Units pursuant to the Offer would be considered an acquisition of an interest in an NBA member, and Castle Creek plans to seek the requisite NBA approval to purchase up to 430,000 Units pursuant to the Offer as required by the NBA Constitution.

15. Fees And Expenses

  Castle Creek has retained ChaseMellon Shareholder Services, L.L.C. to serve as the Depositary and Information Agent in connection with the Offer. ChaseMellon will receive reasonable and customary compensation for its services and be reimbursed for certain reasonable out-of-pocket expenses. Castle Creek has also agreed to indemnify ChaseMellon against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

  Castle Creek will pay a commission of $0.25 per Unit tendered to each broker who tenders Units pursuant to the Offer, but will not pay any other fees or commissions to any broker or dealer or any other person for soliciting tenders of Units pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Castle Creek for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

16. Miscellaneous

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Units in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Castle Creek may, in its discretion, however, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Units in any such jurisdiction.

  No person has been authorized to give any information or to make any representation on behalf of Castle Creek not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized by Castle Creek. Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Castle Creek or BCLP since the date as of which information is furnished or the date of this Offer to Purchase.

  Castle Creek has filed with the Commission a Tender Offer Statement on
Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, BCLP has filed with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendations of the board of directors of BCLP GP, Inc., the general partner of BCLP, with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. These Schedules and any amendments, including exhibits, may be inspected and copies may be obtained from the Commission in the manner set forth in Section 7 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

                                          CASTLE CREEK PARTNERS, L.P.

                                           By:Castle Creek Partners GP, Inc.
                                           Its: General Partner

January 13, 1999.

                                  SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                        CASTLE CREEK PARTNERS GP, INC.

  The following table sets forth the name, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted, of each executive officer or director of Castle Creek Partners GP, Inc., the general partner of Castle Creek. All of the persons listed below are citizens of the United States of America. The business address of each person listed below is c/o Castle Creek Partners GP, Inc., 151 Merrimac Street, Boston, Massachusetts 02114.

 Name                     Age                      Position
 ----                     ---                      --------
Paul E. Gaston...........  42 Chairman of the Board

Richard G. Pond..........  38 Executive Vice President, Chief Operating Officer,
                              Chief Financial Officer, Treasurer and Secretary

Don F. Gaston............  64 Director

Paula B. Gaston..........  64 Director

  Mr. Paul E. Gaston was named Chairman of the Board of Castle Creek GP upon its formation. Mr. Gaston is the Chairman of the Board of Celtics, Inc., BCLP GP, BCLP II GP and BCC, all affiliates of Castle Creek. He became Managing Director of Walcott Partners L.P., a Gaston family partnership whose investments include ownership of Celtics, Inc., upon Walcott's formation in 1992. Mr. Paul E. Gaston is the son of Don F. and Paula B. Gaston.

  Mr. Pond was named Executive Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer, and Secretary of Castle Creek GP upon its formation. Mr. Pond has been employed by Celtics Inc. since July 1992. He was named the Vice President, Controller and Secretary of Celtics, Inc. in December 1992. Effective July 1, 1996, Mr. Pond assumed his responsibilities as Executive Vice President, Chief Financial Officer and Treasurer of Celtics, Inc., and effective July 1, 1997, he was named the Executive Vice President, Chief Operating Officer, Chief Financial Officer and, Treasurer, of Celtics, Inc. From July 1981 to June 1992, he was with the international accounting firm of Ernst & Young LLP, most recently as a senior audit manager.

  Mr. Don F. Gaston was named Director of Castle Creek GP upon its formation. Mr. Gaston is a director of Celtics, Inc., BCLP GP, BCLP II GP and BCC. He was Chairman of the Board of BCLP and CLP until his resignations in December 1992 and September 1993, respectively, at which times he was succeeded in each of these positions by his son, Paul E. Gaston. Mr. Gaston is the husband and father respectively, of Paula B. Gaston and Paul E. Gaston.

  Mrs. Paula B. Gaston became a Director of Castle Creek GP upon its formation. Mrs. Gaston is a director of Celtics, Inc., BCLP GP, BCLP II GP and BCC. She is a private investor and is the wife of Mr. Don F. Gaston and the mother of Paul E. Gaston.

  Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and Unit Certificates should be sent or delivered by each Unitholder of BCLP or his broker, dealer, commercial bank or trust company to the Depositary at one of its addresses set forth below:

              By Mail:                                  By Hand:


            P.O. Box 3301                       120 Broadway--13th Floor
     South Hackensack, NJ 07606                    New York, NY 10271
   Attn: Reorganization Department           Attn: Reorganization Department

                             By Overnight Courier:

                                Overpeck Centre
                     85 Challenger Road--Mail Stop: Reorg
                           Ridgefield Park, NJ 07660

     By Facsimile Transmission:                   Confirm by Telephone:


  (For Eligible Institutions Only)

           (201) 296-4293                            (201) 296-4860

  Any questions, requests for assistance or requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to Castle Creek at its address and telephone numbers set forth below. Inquiries by banks and brokers may be directed to the Information Agent. Unitholders may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                        Banks and Brokers, please call:

                   ChaseMellon Shareholder Services, L.L.C.
                                (800) 953-2497

   For questions, assistance or additional copies of these materials, please contact:

                          Castle Creek Partners, L.P.
                              151 Merrimac Street
                               Boston, MA 02114
                                (617) 854-8065